Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-150880) of Chindex International Inc.,

(2)	Registration Statement (Form S-8 No. 333-43946) pertaining to the 1994 Stock Option Plan of Chindex International Inc.

(3)	Registration Statement (Form S-8 No. 333-128754) pertaining to the 2004 Stock Option Plan of Chindex International Inc., and

(4)	Registration Statements (Form S-8 No. 333-146088, 333-173003 and 333-181809) pertaining to the 2007 Stock Option Plan of Chindex International Inc.;

of our report dated March 13, 2013, with respect to the consolidated financial statements of Chindex Medical Limited included in this Annual Report (Form 10-K) of Chindex International Inc. for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

March 13, 2013